Exhibit 99.1
N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Announces Second-Quarter 2008 Earnings Impact from BreitBurn Equity Investment

FORT WORTH, TEXAS (July 1, 2008) –  Quicksilver Resources Inc. (NYSE: KWK) today announced that it will record in its second-quarter 2008 results a $10.2 million non-cash loss related to Quicksilver’s equity investment, representing an approximate 32% ownership interest, in BreitBurn Energy Partners L.P.’s first-quarter 2008 results.

BreitBurn Energy Partners reported a $41.1 million loss for the first quarter of 2008, which included a $71 million non-realized loss on derivatives.  Quicksilver reports its share of BreitBurn’s earnings or loss on a one quarter lagged basis, due to the timing of BreitBurn’s filing its quarterly results with the Securities and Exchange Commission on Form 10-Q after Quicksilver has filed its quarterly results.

On June 17, 2008, BreitBurn announced that it had acquired all of the limited partnership interest from Provident Energy Trust and 100% of the general partners’ interests in BreitBurn GP, LLC.  As a result of these transactions, Quicksilver now owns approximately 41% of BreitBurn Energy Partners L.P. which it will continue to account for using the equity method.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 08-15
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